JOINT VENTURE AGREEMENT

This Joint Venture Agreement (the “Agreement”), dated May 14, 2015, is entered into by and among OSL Holdings Inc., a Nevada corporation with a business address of 1669 Edgewood Road, Suite 214, Yardley, PA 19067 (“OSL”), Cheryl Shuman with a business address of 468 N. Camden Dr., #200, Beverly Hills, CA 90210, (“Shuman”) (OSL and Shuman are hereinafter sometimes referred to individually as a “Party” or collectively as the “Parties” for the purpose of forming a joint venture as described herein).

1.	RECITALS

1.1	OSL and Shuman wish to enter into this Agreement to form several joint ventures (each, a “Joint Venture”), each of which shall be conducted through a limited liability company or other mutually agreed-upon legal structure (“LLC”) whose names, structures and States of formation shall be determined by the parties to this agreement. Unless otherwise agreed to in writing by the Parties, each LLC shall not be operated or treated as a “partnership” (including, without limitation, a limited partnership or joint venture) and that no Member be a partner or joint venture with any other Member for any purpose, including, but not limited to, federal and state income tax purposes and Section 303 of the Federal Bankruptcy Code, and this Agreement shall not be construed to suggest otherwise.

1.2	Each LLC shall have an operating agreement and other customary legal and operating agreements in place such as management agreements, employment agreements, service contracts and governance documents.

1.3	Currently, contemplated projects include, but are not limited to:

(A)	Luxury Conference Event or Event Series

(B)	Other Projects mutually agreed upon

1.4	The purpose of these joint ventures will vary pursuant to the terms of the operating agreements.

2.	CONTRIBUTIONS

2.1	Initial Contributions. The nature and amounts of the contributions of each party to each Joint Venture are as follows:

(A)	OSL shall contribute operational expertise, business plans, budget planning and know now which shall represent fifty percent (50%) of the initial capital of each Joint Venture.

(B)	Shuman shall contribute her time, name and know how of Shuman,), which shall represent fifty percent (50%) of the initial capital of each Joint Venture LLC.

2.2	Share Issuance. Additionally in consideration for Shuman’s participation in all Joint Ventures collectively, OSL shall issue one million (1,000,000) restricted shares of its common stock to Shuman, upon signing of this agreement and first available issue date.

3.	MANAGEMENT AND CONTROL

3.1	Control. Each Joint Venture shall be jointly controlled by the Parties whose role shall be equivalent to the board of directors of a corporation. The Parties shall meet telephonically or electronically at least once per week, or at a location as may be mutually agreed upon by the Parties. A special meeting of the Parties may be called at any time upon request of at least one party. Both of the Parties shall constitute a quorum to do business and the decision of both parties, at which a quorum is present, shall be the act of the Joint Venture. If there is a disagreement between the Parties, a vote proportionate to the percentage of ownership in said Joint Venture shall make the determination relating to the subject matter at issue.

3.2	Management. For purposes of managing the operation, business, and affairs of each Joint Venture, Shuman shall take all steps necessary to appoint OSL as Manager (as that term is defined in Section 86.071 of the Nevada Revised Statutes) of each Joint Venture LLC, under such terms and conditions as may be mutually agreed upon in writing.

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4.	TERMINATION OF JOINT VENTURE

4.1	Any Joint Venture shall terminate under the following conditions:

(A)	Death or incapacity of a natural person who is either a Party to a Joint Venture or a principal of a closely held business entity that is a Party; or

(B)	Bankruptcy or insolvency of a Party to a Joint Venture.

4.2	Any Joint Venture may be terminated given thirty (30) days’ written notice of OSL or Shuman until such time as any of the projects receives funding then the JV will retain any intellectual property and assets created and needed to execute against project. The Parties will negotiate in good faith on buyout of rights within the JV, if the Parties can not come to a buyout the JV will pay a buyout of 50% of net profits of the first 12 months of the project for continued rights on intellectual property and assets needed to continue to operate the project.

5.	TITLE TO PROPERTY

5.1	Title to Property. Legal title to the Joint Venture’s property, whether real or personal, shall be taken in the name of the LLC formed for that particular Joint Venture.

5.2	Interest in Property. The beneficial interest of each Party in such property, unless changed pursuant to the terms of this Agreement or in a writing signed by the Parties, shall be in proportion to such Party’s respective contribution percentage, as stated in Section 2.

5.3	Ownership of Intellectual Property. Shuman represents that she has good title to or a license for any intellectual property being transferred to the Joint Ventures and further represents that she has not received any claim from a third party claiming ownership over such intellectual property or claiming that such intellectual property infringed on the intellectual property of such party.

6.	DIVISION OF PROFITS

6.1	Division or Share of Profits. Any profits of the Joint Venture shall be divided among the Parties as follows: OSL shall be entitled to fifty percent (50%) of all profits. Shuman shall be entitled to fifty percent (50%) of all profits. These percentages are equal to each Party’s ownership interest in the Joint Ventures.

6.2	Computation of Profits. The following procedure shall be used for the purpose of computing profits, among the Parties:

(A)	Expenses of conducting the Joint Venture, including apportionment for working capital reserves, shall first be deducted from gross revenues.

(B)	The Parties to this Agreement contributing money shall, after expenses of the Joint Venture have been paid, be entitled to a full return of such contribution in computing the amount attributable to profits.

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7.	APPORTIONMENT OF LOSS; INDEMNIFICATION

7.1	Apportionment or Share of Loss. Except as may be required by the Internal Revenue Code of 1986, as amended and the applicable treasury regulations, all items of income, gain, loss, deduction, and credit of each LLC shall be allocated to the Parties in proportion to such Party’s respective entitlement share as to the profits as set for in Section 6.1.

7.2	Computation of Loss. In computing any such loss, among the Parties, deductions shall be made from any assets remaining in the same manner as computing profits in the Section 6 above, that is, deductions shall first be made to pay expenses, and any remaining sums shall be allocated on a pro rata percentage basis to contributions, as set forth above in computing profits. Should there be insufficient assets to pay expenses due and owing as a result of the conduct of the Joint Venture, each Party shall contribute to the payment of such expenses in the percentage of losses attributed to such Party in this Section.

7.3	Indemnification. Each party (as “Indemnifying Party”) shall indemnify, hold harmless, and defend the other party and its officers, directors, employees, agents, affiliates, successors and permitted assigns (collectively, “Indemnified Party”) against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including attorneys’ fees, that are incurred by Indemnified Party/awarded against Indemnified Party (collectively, “Losses”), arising out of any third-party claim alleging:

(A)	material breach or non-fulfillment of any representation, warranty or covenant under/representation or warranty set forth in herein;

(B)	any grossly negligent or more culpable act or omission of Indemnifying Party (including any reckless or willful misconduct) in connection with the performance of its obligations under this Agreement;

(C)	any bodily injury, death of any person or damage to real or tangible personal property caused by the grossly negligent or more culpable acts or omissions of Indemnifying Party (including any reckless or willful misconduct); or

(D)	any failure by Indemnifying Party to materially comply with any applicable federal, state or local laws, regulations or codes in the performance of its obligations under this Agreement.

(E)	Notwithstanding anything to the contrary in this Agreement, this Section 7.3 does not apply to any claim (whether direct or indirect) for which a sole and exclusive remedy is provided under another section of this Agreement.

7.4	Exceptions and Limitations on Indemnification.

(A)	Exceptions. Notwithstanding anything to the contrary in this Agreement, Indemnifying Party is not obligated to indemnify, hold harmless or defend Indemnified Party against any claim (whether direct or indirect) if such claim or corresponding Losses arise out of or result from, in whole or in part, the Indemnified Party’s:

(B)	gross negligence or more culpable act or omission (including recklessness or willful misconduct); or

(C)	bad faith failure to materially comply with any of its obligations set forth in this Agreement.

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8.	OPERATING EXPENSES

8.1	All expenses incurred by a Joint Venture in conducting its operations, business, and affairs shall be paid for by that Joint Venture. Such expenses shall be charged against profits, if any, and if insufficient, from the capital of the Joint Venture.

8.2	Such expenses shall include, in addition to any other items on which the Parties shall mutually agree in writing, all expenses incurred in operating the Joint Venture, such as, but not limited to the following: supplies and equipment, rentals, salaries to third persons, legal services, accounting services, fees and commissions paid to third Parties, taxes and governmental fees, insurance, transportation, debt payments, interest, etc. In the event the Parties cannot reach an agreement with regard to the expenses of a Joint Venture, a vote proportionate to the percentage of ownership in said Joint Venture shall make the determination of the budgeting of the Joint Venture’s expenses.

9.	WITHDRAWALS, ASSIGNMENTS AND TRANSFERS

9.1	As cooperative effort of all the Parties is required for the successful pursuit of this Joint Venture, the Parties agree that in the event any Party wishes to withdraw from this Joint Venture during the term of this Joint Venture, such Party shall first offer his or her interest in this Agreement to the remaining Party at a price to be determined according to the book value of the withdrawing Party’s interest in this Joint Venture, as indicated in such withdrawing Party’s capital account, as of the latest financial statement of the Joint Venture.

9.2	During the term of this Agreement, no Party may assign or transfer his or her rights and interest in the Joint Venture to a Party other than a member of the Joint Venture, without the prior written consent of the other Party. Any transfer or assignment of any Party’s interest in the Joint Venture or its profits shall be subject to the rights and obligations provided in this Agreement. No transfer or assignment shall relieve any Party of such Party’s duties or obligations under this Agreement except with the express written consent of the other Party.

9.3	This Section is intentionally left blank

9.4	Return of Contributions. No member of a Joint Venture LLC shall be entitled to be paid interest in respect of either its capital account or its capital contributions. An unrepaid capital contribution is not a liability of the LLC or any Party hereto. No Party hereto shall be required to contribute or to lend any cash or property to a Joint Venture LLC to enable the LLC to return the Members’ capital contributions.

10.	MISCELLANEOUS

10.1	This Section is intentionally left blank

10.2	Non-Circumvention. At any time prior to the expiration of one (1) years from the date of this Agreement, it is expressly agreed that the identities of any individual or entity and any other third parties (including, without limitation, suppliers, customers, financial sources, manufacturers and consultants) discussed and made available in respect of OSL or a Joint Venture, and any related business opportunity arising therefrom shall constitute confidential information (“NC Information”) and Shuman shall not (without the prior written consent of, or having entered into a commission agreement with OSL or the respective Joint Venture): (i) directly or indirectly initiate, solicit, negotiate, contract or enter into any business transactions, agreements or undertakings with any such third party identified or introduced by OSL or a Joint Venture; or (ii) seek to by-pass, compete, avoid or circumvent OSL or the respective Joint Venture from any business opportunity that relates to the business of any Joint Venture by utilizing any NC Information or by otherwise exploiting or deriving any benefit from the NC Information.

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10.3	Non-Solicitation. OSL and Shuman agree not to (i) solicit, employ, or hire any employee, without the written consent of the other party, who is employed by a Joint Venture for its business or on behalf of a third party or (ii) encourage any employee or consultant of a Joint Venture to leave the employ of the respective Joint Venture during the term of this Agreement and for six months (6) months after OSL is no longer involved in the LLC.

10.4	Non-disparagement. Shuman agrees and covenants that it will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning OSL or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties, or make any maliciously false statements about OSL or OSL’s employees and officers. This Section 10.4 shall survive the termination of the Agreement.

10.5	Mandatory Arbitration. Any dispute under this Agreement shall be required to be resolved by binding arbitration of the Parties hereto. If the Parties cannot agree on an arbitrator, each Party shall select one arbitrator and both arbitrators shall then select a third. The third arbitrator so selected shall arbitrate said dispute. The arbitration shall be governed by the rules of the American Arbitration Association then in force and effect.

10.6	This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Nevada, without regard to its conflicts of law principles.

10.7	Any notice provided for or concerning this Agreement shall be in writing and shall be deemed sufficiently given when sent by certified or registered mail if sent to the respective address of each Party as set forth at the beginning of this Agreement.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first written above.

OSL HOLDINGS, INC.

By:	/s/ Robert Rothenberg
Robert Rothenberg for OSL Holdings Inc., a Nevada corporation

By:	/s/ Cheryl Shuman
Cheryl Shuman, an individual

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